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                                                                     EXHIBIT 4.2


                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                             RESTRICTED STOCK PLAN
                             FOR EXECUTIVE OFFICERS

     The Board of Directors (the "Board") has adopted the Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers (the "Plan"), covering an aggregate of Three Hundred and Fifty Thousand (350,000) shares of Common Stock, as set forth herein.

     1. PURPOSE. The purposes of the Plan are to attract and retain for the Company and its Affiliates the best available Executive Officers, to provide additional incentive to the Executive Officers, to increase their interest in the Company's welfare and to promote the success of the business of the Company and its Affiliates.

     2. DEFINITIONS. As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below:

          a. "Affiliate" means (i) any corporation, partnership or other entity which owns, directly or indirectly, a majority of the voting equity securities of the Company, or (ii) any corporation, partnership or other entity of which a majority of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

          b. "Award" means any Restricted Stock Award granted under the Plan to a Grantee pursuant to the terms, conditions and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

          c. "Board" means the Board of Directors of the Company.

          d. "Change in Control" of the Company means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; (iii) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 75 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation which is not controlled by the Company.

          e. "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

          f. "Committee" means the committee, as constituted from time to time, of the Board that is appointed by the Board to administer the Plan; provided, however, that while the Common Stock is publicly traded, the Committee shall be a committee of the Board consisting solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and solely of two or more Non-Employee Directors, in accordance with Rule 16b-3, as necessary in each case to satisfy such requirements with respect to Awards granted under the Plan. Notwithstanding any other provision of this Plan to the contrary, in the absence of a committee being appointed by the Board, the Committee shall mean the entire Board.

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          g. "Common Stock" means the Common Stock, $0.01 par value per share, of the Company or the common stock that the Company may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

          h. "Company" means Universal Compression Holdings, Inc., a Delaware corporation.

          i. "Continuous Service" means that the provision of services to the Company in any capacity of Executive Officer is not interrupted or terminated. Service shall not be considered interrupted or terminated for this purpose in the case of (i) any approved leave of absence, (ii) transfers of employment involving the Company, or any successor, in any capacity of Executive Officer, or (iii) any change in status as long as the individual remains in the service of the Company in any capacity of Executive Officer. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

          j. "Covered Employee" means the chief executive officer and the four other most highly compensated officers of the Company for whom total compensation is required to be reported to shareholders under Regulation S-K, as determined for purposes of Section 162(m) of the Code.

          k. "Disability" means the "disability" of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          l. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

          m. "Executive Officer" means a person who is an "Officer" of the Company within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).

          n. "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

             i. If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination (or if no such price or bid is reported on that day, on last market trading day prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable.

             ii. In the absence of any such established markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

          o. "Grantee" means an Executive Officer to whom an Award has been granted under the Plan.

          p. "Non-Employee Director" means a director of the Company who either
     (i) is not an employee or officer, does not receive compensation (directly or indirectly) from the Company or Affiliate in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K), does not possess an interest in any other transaction as to which disclosure would be required under
     Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

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          q. "Outside Director" means a director of the Company who either (i)
     is not a current employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former Employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), has not been an officer of the Company or an "affiliated corporation" at any time and is not currently receiving (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code) direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

          r. "Plan" means this Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers, as set forth herein and as it may be amended from time to time.

          s. "Regulation S-K" means Regulation S-K promulgated under the Securities Act, as it may be amended from time to time, and successor to Regulation S-K. Reference in the Plan to any item of Regulation S-K shall be deemed to include any amendments or successor provisions to such item.

          t. "Restriction Period" means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to "Forfeiture Restrictions" as defined in Section 3(a) of this Plan and set forth in the related Restricted Stock Agreement.

          u. "Restricted Stock Agreement" means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Grantee, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

          v. "Restricted Stock Award" means an Award granted under Section 3 of the Plan of shares of Common Stock issued to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

          w. "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor to Rule 16b-3.

          x. "Section" means a section of the Plan unless otherwise stated or the context otherwise requires.

          y. "Securities Act" means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.

          z. "Stock" means the Common Stock.

     3. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 3.

          a. Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

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          b. Restricted Stock Awards.  At the time any Restricted Stock Award is granted under the Plan, the Company and the Grantee shall enter into a Restricted Stock Agreement setting forth each of the matters addressed in this Section 3 and such other matters as the Committee may determine to be appropriate. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Restricted Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock certificate until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the shares of Common Stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including rules pertaining to the termination of the Grantee's Continuous Service (by retirement, Disability, death or otherwise) prior to expiration of the Forfeiture Restrictions.
     Such additional terms, conditions or restrictions shall also be set forth in a Restricted Stock Agreement made in connection with the Restricted
     Stock Award.

          c. Rights and Obligations of Grantee. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions have expired. Each Restricted Stock Agreement shall require that (i) the Grantee, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

          d. Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the date of grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the Restricted Stock Award Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.

          e. Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or national market system upon which shares of Common Stock are then listed or quoted.

          f. Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock Award; provided, that in the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

          g. Forfeiture of Restricted Stock. Subject to the provisions of the particular Restricted Stock Agreement, on termination of the Grantee's Continuous Service during the Restriction Period, the shares of Common Stock subject to the Restricted Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of the Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share paid by the Grantee ("Forfeiture Repurchase Option"). The Committee will have discretion to determine whether the Continuous Service of a Grantee has terminated and the date

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     on which such Continuous Service terminates and whether the Grantee's
     Continuous Service terminated as a result of the Disability of the Grantee.

          h. Lapse of Forfeiture Restrictions in Certain Events; Committee's Discretion. Notwithstanding the provisions of Section 3(g) or any other provision in the Plan to the contrary, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Grantee pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate. Any action by the Committee pursuant to this Section 3(h) may vary among individual Grantees and may vary among the Restricted Stock Awards held by any individual Grantee. Notwithstanding the preceding provisions of this Section 3(h), the Committee may not take any action described in this Section 3(h) with respect to a Restricted Stock Award that has been granted to a Covered Employee if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

     4. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

          a. Capital Adjustments. The number of shares of Common Stock (i) covered by each outstanding Award granted under the Plan, any exercise or purchase price of such outstanding Award, and any other terms of the Award that the Committee determines requires adjustment and (ii) available for issuance shall be adjusted to reflect, as deemed appropriate by the Committee, any increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and either (i) any fraction of a share of Common Stock that would have resulted will be cashed out at Fair Market Value or (ii) the number of shares of Common Stock issuable under the Award will be rounded up to the nearest whole number, as determined by the Committee. Except as the Committee determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

          b. Dissolution or Liquidation. The Committee shall notify the Grantee at least twenty (20) days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Restricted Stock Agreement or in a then-effective written employment agreement between the Grantee and the Company, to the extent that an Award has not been previously exercised, the Company's repurchase rights relating to an Award have not expired or the Forfeiture Restrictions have not lapsed, any such Award that is a Restricted Stock Award shall be forfeited and the shares of Common Stock subject to such Award shall be returned to the Company, in each case, immediately prior to consummation of such dissolution or liquidation, such Award shall terminate immediately prior to consummation of such dissolution or liquidation.

          c. Change in Control. Unless specifically provided otherwise with respect to Change in Control events in a Restricted Stock Agreement or in a then-effective written employment agreement between the Grantee and the Company, if, during the effectiveness of the Plan, a Change in Control occurs, the Forfeiture Restrictions applicable to all outstanding Restricted Stock Awards shall lapse and shares of Common Stock subject to such Restricted Stock Awards shall be released from escrow, if applicable, and delivered to the Grantees of the Awards free of any Forfeiture Restriction.

     5. STOCKHOLDER APPROVAL. The Company shall obtain the approval of the Plan by the Company's stockholders to the extent required to satisfy Section 162(m) of the Code or to satisfy or comply with any applicable laws or the rules of any stock exchange or national market system on which the Common Stock may be listed or quoted. No Award that is issued prior to initial stockholder approval or as a result of any increase in the number of shares of Common Stock authorized to be issued under the Plan may be exercised or forfeiture restrictions lapse prior to the time the Plan or such increase, respectively, has been

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approved by the stockholders of the Company, and all such Awards will similarly terminate if such stockholder approval is not obtained.

     6. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall interpret the Plan and any Awards granted pursuant to the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations from time to time. The interpretation by the Committee of any of the provisions of this Plan or any Award granted under this Plan shall be final and binding upon the Company and all persons having an interest in any shares of Common Stock acquired pursuant to an Award.

     7. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Executive Officer any right to be granted an Award or any other rights except as may be evidenced by the Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee, and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan, Restricted Stock Agreement, or in other related documents shall confer upon any Executive Officer any right with respect to such person's Continuous Service or interfere or affect in any way with the right of the Company to terminate such person's Continuous Service at any time, with or without cause.

     8. NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS. Except as specifically provided in a retirement or other benefit plan of the Company, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

     9. AMENDMENT OR TERMINATION OF PLAN. The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, terminate or amend the Plan in any respect, including amendment of any form of Restricted Stock Agreement, exercise agreement or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, other applicable laws, or the applicable requirements of any stock exchange or national market system, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required. No Award may be granted after termination of the Plan. Any amendment or termination of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise in a writing signed by the Grantee and the Company.

     11. SEVERABILITY AND REFORMATION. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

     12. GOVERNING LAW. The Plan shall be construed and interpreted in accordance with the laws of the State of Texas.

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     13. INTERPRETIVE MATTERS.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term "include" or "including" does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

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